UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

South Texas Oil Company
(Exact name of Registrant as specified in its charter)

Nevada	001-33777	74-2949620
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

300 East Sonterra Boulevard Suite 1220 San Antonio, Texas	78258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (210) 545-5994

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 20, 2009, South Texas Oil Company received a Nasdaq Staff Deficiency Letter from Nasdaq’s Listing Qualifications Department indicating that the Company is not in compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq Global Market, as required by Marketplace Rule 5450(b)(1)(A).  The Nasdaq notice was the result of its review of the Company’s recent filing on Form 10-Q  for the period ending March 31, 2009, which reported total stockholders’ equity of $8,974,415.

 Under Nasdaq Rules, the Company has 15 calendar days from the receipt of the Letter to submit a plan to regain compliance with Nasdaq Global Select continued listing requirements. The Company will submit its plan by June 4, 2009 based, in part, upon the closing of the Company’s $27.3 million debt restructuring transactions, which closed effective May 18, 2009. If the plan is accepted by Nasdaq, the Company can be granted an exception of up to 105 calendar days from the issuance of the initial Staff Deficiency Letter to become compliant.  If Nasdaq determines the plan is not sufficient to achieve and sustain compliance, the Company will receive notice of delisting, and the Company will either engage in an appeal processes or consider applying for listing on the Nasdaq Capital Market, the continued listing qualifications of which are currently met by the Company. In determining whether to accept the plan, Nasdaq will consider other criteria concerning (i) the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria on a continuing basis, (ii) the Company’s past compliance history, (iii) the reasons for the current non-compliance, and (iv) other relevant corporate events that may occur within the review period.

The Company believes that the closing of the debt restructuring transactions, effective as of May 18, 2009, will cause the Company’s stockholders’ equity to be restored to a compliant level.  As disclosed in the Company’s April 24, 2009 filing with the Securities and Exchange Commission in the Company’s Definitive Schedule 14C, relative to the purpose of the debt restructuring:

The Company will have increased available cash for operations by reduction of debt service of approximately $8,800 per day (or approximately $3.2 million per year) associated with the reduction of debt as a result of the proposed exchange.  There are currently no arrears in principal or interest in respect to the Notes.

The Company will have a significant improvement of its balance sheet and total stockholders’ equity, which will result in a greater ability to attract future financing to support strategic growth.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits	Description

99.1	Press Release May 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2009

South Texas Oil Company

By:	/s/ Michael J. Pawelek
Michael J. Pawelek, Chief Executive Officer

Exhibit Index	Description

99.1	Press Release Press Release May 22, 2009